UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CENTRA FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)
Kevin D. Lemley

(Name of Person(s) Filing Proxy Statement)
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CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 25, 2009
     The Annual Meeting of Stockholders of Centra Financial Holdings, Inc. (“Centra”) will be held on Thursday, June 25 2009, at the Operations and Training Center of Centra Bank, 3040 University Avenue, Suite 250, Morgantown, West Virginia, 26505, at 8:00 a.m., local time, for the following purposes:
1.	To elect three directors to serve three-year terms;

2.	To ratify the Board of Directors’ selection of Ernst & Young LLP as Centra’s independent registered public accounting firm for 2009;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Stockholders who are holders of record on May 1, 2009, may vote at the meeting.

By Order of the Board of Directors,

Douglas J. Leech
President and Chief Executive Officer
Morgantown, West Virginia
May 7, 2009
Please vote, sign, and date and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 25, 2009—The Proxy Statement and 2008 Annual Report will be available on or about May 7, 2009 at www.cfpproxy.com/6568/

* Matters to be voted upon.

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000
PROXY STATEMENT
     Centra’s Board of Directors is soliciting proxies to vote Centra shares at the 2009 Annual Meeting of Stockholders. Stockholders will meet at 8:00 a.m., on Thursday, June 25, 2009, for the purposes stated in the accompanying Notice of Annual Meeting. On or about May 7, 2009, Centra began mailing this proxy statement to stockholders of record as of May 1, 2009. Stockholders of record as of May 1, 2009, may vote at the meeting.
     Please read this proxy statement carefully. You will find more information about Centra in our 2008 Annual Report to Stockholders and in the public documents we file with the Securities and Exchange Commission.
     Centra will pay for the Board of Directors’ solicitation of proxies, and employees of Centra and its subsidiary may follow up on this written solicitation by telephone or other methods of communication.
     As of May 1, 2009, Centra had 50,000,000 authorized shares of common stock with 6,887,543 shares issued and outstanding.
VOTING PROCEDURES AND REVOKING YOUR PROXY
     If you complete, sign and return the enclosed proxy card, the persons named in the proxy card will vote your shares as you direct. If you sign and return the proxy card without indicating how you want to vote, the proxies will vote your shares “FOR” the election of the three nominees as directors and “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm. A quorum for the meeting is present if at least a majority of the outstanding shares is present in person or by proxy. Those who fail to return a proxy or attend the meeting will not count towards determining a quorum.
VOTING FOR DIRECTORS
     Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If a stockholder properly requests cumulative voting for directors, then each stockholder will have the right to vote the number of shares owned by that stockholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the stockholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election. Abstentions will be counted as shares present for purposes of determining the presence of a quorum.
VOTING FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     A favorable vote by a majority of stockholders of Centra common stock represented at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2009. Because a majority of votes will be sufficient for the approval of the ratification of the appointment of Ernst & Young LLP, neither broker non-votes nor abstentions will affect the outcome of the proposal.

REVOKING YOUR PROXY
     You may revoke your proxy before it is voted at the Annual Meeting by:
•	notifying Centra in person;

•	giving written notice to Centra;

•	submitting to Centra a subsequently dated proxy; or

•	attending the meeting and withdrawing the proxy before it is voted.
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
     Centra’s bylaws provide that the Board of Directors can set the number of directors but also provide that the Board of Directors must have no less than six nor more than 30 directors. The Board of Directors has set the number of directors to serve in 2009 at 11, which means that three directors will be elected at the 2009 Annual Meeting.
     Centra’s articles of incorporation divide the Board of Directors into three classes, each of which serves for three years. The classes are to be approximately equal. Because of this arrangement, Centra has nominated three nominees for three-year terms. Following the election, the three classes would be four directors in the class of 2010, four directors in the class of 2011, and three directors in the class of 2012.
MANAGEMENT NOMINEES TO CENTRA’S BOARD

			Term
Name	Age	Director Since	Expires	Occupation
James W. Dailey II	62	2001	2012	Chairman, W. Harley Miller Contractors (Building Construction)

Douglas J. Leech	54	1999	2012	Chairman, President Centra Financial Holdings, Inc. President Centra Bank, Inc

Mark R. Nesselroad	53	2003	2012	Chief Executive Officer, Glenmark Holdings LLC (Real Estate Development)

MANAGEMENT AND DIRECTORS
     In addition to the nominees, the following are the executive officers and directors of Centra.

			Director	Class	Principal Occupation
Name	Age	Position	Since	Expires	(Past Five Years)
Henry M. Kayes, Jr.	41	Senior Vice President	—	—	Executive Vice President, Centra Bank, President — Martinsburg Region, Centra Bank, Inc. (2001 to present.
Kevin D. Lemley	54	Vice President, CFO and Treasurer	—	—	Senior Vice President and CFO Centra Bank, Inc. (1999 to present)
Timothy P. Saab	52	Vice President and Secretary	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present)
E. Richard Hilleary	60	Vice President	—	—	Senior Vice President — Commercial Lending, Centra Bank, Inc. (1999 to present)
Karla J. Strosnider	46	Vice President	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present)
John T. Fahey	47	Vice President	—	—	Senior Vice President and Marketing Director, Centra Bank, Inc. (1999 to present)
C. Christopher Cluss	61	Director	2006	2010	President & CEO, Cluss Lumber (Building Supplies)
Parry G. Petroplus	57	Director	1999	2010	President, Petroplus & Associates (Real Estate)
Paul T. Swanson	76	Director	2003	2010	Chairman, CWS Inc., and Swanson Plating (Plating and Manufacturing)
Bernard G. Westfall	67	Director	1999	2010	Retired President and CEO, WV United Health Systems (Health Care)
Arthur Gabriel	71	Director	1999	2011	President, Gabriel Brothers, Inc. (Retail Sales)
Robert A. McMillian	66	Director	2003	2011	President, Jefferson Distributing Company (Beer Distributor)
Michael A. Murray	47	Director	2008	2011	President, Direct Mail Processors, Inc. (Mail Processing)
Milan Puskar	74	Director	1999	2011	Chairman, Mylan Labs, Inc. (Pharmaceutical Company)

     All directors except Mr. Leech are independent directors. An “independent director” is defined as a person other than an executive officer or employee of Centra or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under that definition, Centra uses the definition of “independent director” set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules. The following persons shall not be considered independent:
•	a director who is, or at any time during the past three years was, employed by Centra or by any parent or subsidiary of Centra;

•	a director who accepted or who has a family member who accepted any compensation from Centra in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of Centra; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation, provided, however, that in addition to the requirements contained previously, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d) of the Nasdaq Marketplace Rules;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by Centra as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Centra made, or from which Centra received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in Centra’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity;

•	a director who is, or has a family member who is, a current partner of Centra’s outside auditor, or was a partner or employee of Centra’s outside auditor who worked on Centra’s audit at any time during any of the past three years; or

•	in the case of an investment company, in lieu of the preceding paragraphs, a director who is an “interested person” of Centra as defined in Section 2(a)19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee.
     Centra’s Board of Directors has determined that Bernard G. Westfall and Paul T. Swanson each meet the requirements of an audit committee financial expert as defined by the Securities and Exchange Commission.
BOARD INFORMATION
Number of Meetings
     The Board of Directors of Centra met seven times in 2008. The Board of Directors of the Bank met eight times in 2008. All of Centra’s directors attended 75% or more of all Board and committee meetings during 2008.
Board Committees
     Mr. Leech is an ex-officio member of all Board Committees.
     Audit Committee. The audit committee has four independent directors consisting of Bernard G. Westfall, Mark R. Nesselroad, Paul T. Swanson and James W. Dailey II. In determining whether the members are independent, the Board of Directors used the definition of “independent” director contained in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Information regarding the functions performed by the committee, its membership and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this proxy statement. The audit committee is governed by a written charter approved by the Board of Directors.
     Compensation Committee. The compensation committee of the Bank serves those functions for the Bank and Centra. The compensation committee has four Bank Board members, consisting of Mark R. Nesselroad, Thomas P. Rogers, Bernard G. Westfall and James W. Dailey II. These individuals are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. This committee administers Centra’s 1999 Incentive Stock Option Plan and approves compensation levels for the executive management group of Centra and its subsidiaries. The compensation committee is governed by a written charter approved by the Board of Directors. The compensation committee met four times during the fiscal year ended December 31, 2008, and no member attended fewer than 75% of the meetings held during 2008.

     The compensation committee has the authority to delegate any of its responsibilities to subcommittees, as the committee may deem appropriate. The compensation committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of senior executive compensation. The compensation committee has the authority to retain other advisors, and Centra provides for appropriate funding, as determined by the compensation committee, for payment of compensation to any consulting firms or other advisors. The President and Chief Executive Officer may make recommendations to the committee but decisions regarding compensation for the senior executives rest solely with the compensation committee. The compensation committee then recommends actions for approval of the Board of Directors.
     Executive Committee. The executive committee has seven members consisting of James W. Dailey II, Arthur Gabriel, Douglas J. Leech, Mark R. Nesselroad, Milan Puskar, Paul T. Swanson, and Bernard G. Westfall and did not meet in 2008. The executive committee is authorized to take any step or adopt any resolution which is permissible for an executive committee under West Virginia law and has exclusive authority for appointment of officers. Under West Virginia law, an executive committee may take any action except (i) authorizing dividends and distributions, (ii) approving or proposing any action which requires the approval of shareholders (such as mergers, certain plans of share exchange, certain dispositions of assets or liquidation of Centra) (iii) filling vacancies in the board of directors or any committee; (iv) amending the articles of incorporation or bylaws; (v) approving mergers which do not require shareholder approval; (vi) authorizing the reacquisition of shares; and (vii) approving the issuance or sale of shares or setting rights, preferences or limitations for any class or series of shares.
     Investment Committee. The investment committee has three members, consisting of James W. Dailey II, Arthur Gabriel, and Dr. Paul F. Malone and met eight times in 2008. This committee monitors and supervises the investments made by Centra Bank.
     Loan Committee. The loan committee has six members, consisting of Dr. Paul F. Malone, Robert E. Lynch, Jr., Robert A. McMillan, Parry G. Petroplus, Thomas P. Rogers, and Paul T. Swanson, and met nine times in 2008. This committee evaluates and approves/disapproves loans in excess of the lending authority designated for management.
     Nominating Committee. The nominating committee has four members, consisting of Milan Puskar, Robert E. Lynch, Jr., Thomas P. Rogers, and Rita Tanner, and did not meet in 2008. These members are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. This committee evaluates and nominates directors for election at Centra’s annual meeting. The nominating committee is governed by a written charter approved by the Board of Directors. Candidates for director should have certain minimum qualifications, including:
•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations in Centra’s market area.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and comprehend financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the Board of Directors of Centra and the Bank and to serve on Board committees.

•	The Board of Directors will consider whether a nominee is independent as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all stockholders of Centra.

•	Because the directors of Centra also serve as directors of the Bank, a majority of directors must be residents of West Virginia, as required by state banking law. Directors must be acceptable to Centra’s and the Bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of West Virginia law and the bylaws of the Bank.

•	Directors must be at least 21 years of age.
     The Board of Directors of Centra reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.
     The process of the nominating committee for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms are set to expire, the nominating committee considers the directors’ overall service to Centra during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and Centra and the Bank. The nominating committee also reviews the payment history of loans, if any, made to such directors by the Bank to ensure that the directors are not chronically delinquent and in default. The nominating committee considers whether any transactions between the directors and the Bank have been criticized by any banking regulatory agency or the Bank’s internal auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the nominating committee uses its network of contacts in Centra’s market area to compile a list of potential candidates. The nominating committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The nominating committee then discusses each candidate’s qualifications and recommends a candidate by majority vote.
     The nominating committee will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of stockholders. In addition, the procedures set forth below must be followed by stockholders for submitting nominations. The nominating committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a stockholder.
     Centra’s bylaws provide that nominations for election to the Board of Directors, other than those made by or on behalf of Centra’s existing management, must be made by a stockholder in writing delivered or mailed to the president not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, the nominations must be mailed or delivered to the president not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:
•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying stockholder; and

•	Number of shares owned by notifying stockholder.
     Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. All nominees for election at the meeting are incumbent directors. No stockholder recommendations or nominations have been made.
Report of the Audit Committee
     The audit committee oversees Centra’s financial reporting process on behalf of the Board of Directors. The audit committee is responsible for communicating to the Board their recommendation regarding the appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to issue audit reports on our financial statements. The audit committee relies on the expertise and knowledge of management, Centra’s internal auditors, and the independent registered public accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the audit committee’s oversight role are set forth in Centra’s audit committee charter. This charter is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U. S. generally accepted accounting principles and on the effectiveness of internal controls over financial reporting, their judgments as to the quality, not just the acceptability, of Centra’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent registered public accounting firm the firm’s independence from management and Centra, including the matters in the written disclosures required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and considered the compatibility of non-audit services with auditors’ independence.
     The committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).
     The committee discussed with Centra’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of Centra’s internal controls, and the overall quality of Centra’s financial reporting. The committee held five meetings in 2008.
     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The committee and the Board have also approved the selection of Centra’s independent registered public accounting firm.
Respectfully submitted,
Bernard G. Westfall, Chairman
Mark R. Nesselroad
Paul T. Swanson
James W. Dailey II
March 13, 2009
     This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Centra specifically incorporates this report by reference. It will not otherwise be filed under such Acts.
Board Compensation
     Directors of Centra, the Morgantown, the Martinsburg and the Uniontown, regions receive an annual retainer of $2,000 and can earn a potential of $3,600 per year if in attendance for each Centra Board, Morgantown, Martinsburg and Uniontown regions, meeting. The directors of the Hagerstown region waived payment of fees for meetings attended in 2008. Each region meets six to twelve times per year. The chairman of the audit committee receives an additional $2,000 retainer. Audit committee members receive a fee of $500 per meeting attended, and $250 per meeting attended telephonically. Members of the loan, compensation and holding company committees receive a fee of $100 per meeting attended.
     Directors of Centra, and its subsidiaries, may participate in an approved deferred director compensation plan which is optional on the part of each director. Under the plan, directors may voluntarily defer some or all of their director fees and have the fees paid either in a lump sum or over a period of time between two and ten years as selected by the director after a payment event. A payment event is defined as the earlier of the dates specified on the director’s election form or the director’s death. Directors may also receive distributions on the occurrence of an unforeseen emergency such as severe financial hardship resulting from illness or accident of the director or director’s spouse, casualty losses, or similar extraordinary or unforeseen circumstances beyond the control of the director.
Certain Transactions with Directors and Officers and Their Associates
     Centra and the Bank have, and expect to continue to have, banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. Centra’s management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features.
     Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the 990 Elmer Prince Drive premises that the Bank occupies. In our opinion, the lease, which included rentals of $670,000 in 2008, is on terms and conditions that are at least as favorable to the bank as would be offered by a nonaffiliated third party. We based this opinion on two independent appraisals obtained by the Bank.
     Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third of EIO, LLC which owns 70% of Citynet, which provides connectivity to the internet and telephone service for Centra. In our opinion, the fees for this service, approximately $108,000 in 2008, are at least as favorable to the Bank as would be offered by a nonaffiliated third party.
     Director James W. Dailey II is the chairman and owner of W. Harley Miller Contractors, which provides construction services for Centra in the Martinsburg region. In our opinion, the fees for this service, approximately $460,000 in 2008, are at least as favorable to the Bank as would be offered by a nonaffiliated third party.
     Total loans outstanding from the Bank at December 31, 2008, to Centra’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $71.5 million or 75.1% of total equity capital and 7.0% of total loans. These loans do not involve more than the normal risk of collectability or present other unfavorable features.
     The loan committee and/or the Board of Directors approves all loans of executive officers, directors, and their associates prior to disbursement. These approvals are evidenced by the loan committee and/or Board minutes. Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Objectives
     Centra’s Compensation Committee of the Board of Directors establishes compensation policies, plans, and programs to accomplish three objectives:
•	to keep, incent, and reward highly capable and well-qualified executives;

•	to focus executives’ efforts on increasing long-term stockholder value; and

•	to reward executives at levels which are competitive with the marketplace for similar positions and consistent with the performance of each executive and of Centra.
     The compensation structure for Centra’s employees emphasizes variable pay based on performance. Further, Centra’s Executive Compensation Program is designed to reward an individual’s success in meeting and exceeding performance in various leadership functions, coupled with the ability to enhance long-term shareholder value. Some of the key elements in considering an executive’s level of success are the Executive’s: (i) effectiveness as it relates to the overall financial, operational, and strategic goals of the Company; (ii) the individual’s level of responsibility and the nature and scope of these responsibilities; (iii) contribution to the Company’s financial results; (iv) effectiveness in leading initiatives to increase customer value and overall productivity; (v) contribution to the Company’s commitment to corporate responsibility, as well as, compliance with applicable laws, regulations, and the highest ethical standards; and (vi) commitment to community service and leadership.
Elements of Compensation
     Centra’s executive compensation program includes the following elements:
•	Annual Compensation which is comprised of base salary, cash bonus, and other annual types of compensation; and

•	Long-Term Compensation which includes the award of stock options, 401(k) matching contributions, and similar long-term compensation.
     Each year, the CEO presents to the Compensation Committee his evaluation of each Executive, which includes among other things, a review of the contribution and performance over the past year, strengths, weaknesses, and development plans. Following this presentation, input is obtained from some or all of the other Senior Officers. A review of the survey data is made, and the Compensation Committee makes its own assessment and determines the compensation of each Executive. The Committee continually strives to balance Annual and Long-Term Compensation by examining the entire compensation package of each Executive.
Annual Compensation
     Each compensation element is specifically designed to meet the objectives outlined above. As such, in determining the annual compensation budget for 2008, and in fixing levels of executive compensation, the committee considered:
•	Centra’s performance relative to its growth of earning assets such as loans, growth in deposits, along with growth in corresponding income statement line items such net interest income and related fee income. Further, consideration was given to the overall profitability of Centra. Each of these items were compared against Centra’s “peers” which is defined as all banks within the United States with assets between $1-3 billion. As of December 31, 2008, this was approximately 315 banks.

•	the relative individual performance of each executive.
Base Salary
     In establishing a base salary for executives, the following factors were considered: (i) the duties, complexities, specialization, and responsibilities of the position; (ii) the level of experience and/or training required; (iii) the impact of the executive’s decision-making authority; and (iv) the compensation for positions having similar scope and accountability within and outside of Centra.
     Centra utilizes data compiled from its Peer Group in connection with consultation with Buck Consultants LLC to benchmark base salary, incentive compensation, equity awards along with other benefits provided that comprise overall executive compensation. Centra believes that executive talent extends beyond its direct competitors and industry, therefore the data includes a broad comparison group. While benchmarking provides a very useful tool, the Compensation Committee understands that an effective compensation program is based primarily on performance; therefore, adjustments to base salary benchmarks are driven primarily by individual performance.
Annual Incentive Compensation
     The Compensation Committee believes that incentive-based compensation helps to align the overall goals of Centra with the individual goals of the executive. Centra provides the opportunity for executives to earn annual incentive compensation, which is awarded in the form of cash bonuses (primarily at the end of the fiscal year). Each award is based on the achievement of Company-wide and departmental goals, together with individual performance objectives and is determined by recommendation of the Chief Executive Officer and is approved by the Compensation Committee.
Other Annual Compensation
     Executives may also have the opportunity to receive annual compensation in the form of participation in Supplemental Employee Retirement Plans and the use of Company-owned vehicles. Centra believes that this type of compensation provides a unique benefit that encourages loyalty and dedication.
     Douglas J. Leech, Henry M. Kayes Jr., Kevin D. Lemley, E. Richard Hilleary, and Todd Eckels have been granted the use of Company-owned vehicles. The use of the Company-owned vehicles also provides an expense-saving opportunity, as these vehicles are used by other employees for business-related travel as needed, helping to cut out-of-pocket travel expenses.
     Participation in these benefits is based upon overall performance and contribution to the Company.

Long-Term Compensation
     The Compensation Committee continually strives to achieve a balance between promoting strong annual growth and ensuring long-term viability and success. To reinforce the importance of balancing these views, executives are provided both short-term and long-term incentives.
Stock Options
     The Committee believes that stockholder value of Centra can be further increased by aligning the financial interests of Centra’s key executives with those of its stockholders. Awards of stock options pursuant to Centra’s Incentive Stock Option Plan (“ISOP”) are intended to meet this objective and constitute the long-term incentive portion of executive compensation. Participation in the ISOP is specifically approved by the committee and consists of employees of Centra and its affiliate banks.
     Under the ISOP, the option price paid by the executive to exercise the option is the fair market value of Centra common stock on the day the option is granted. Options granted typically have a four year vesting period. The executive may exercise the vested options any time within a 10-year period from the original grant date. The options gain value over that time only if the market price of Centra stock increases. The committee believes the ISOP focuses the attention and efforts of executive management and employees upon increasing long-term stockholder value. The committee awards options to key executives and employees in amounts it believes are adequate to achieve the desired objective and to retain executives. The total number of shares available for award in each plan year is specified in the ISOP. Grants are recommended by the Chief Executive Officer (for those grants to individuals other than the Chief Executive Officer), presented to the Compensation Committee for approval, and to the Board of Directors for approval. Grants for the Chief Executive Officer are recommended by the Compensation Committee and approved by the Board of Directors. Grants may be offered at any time during the year or may occur more frequently. There were no grants to the Named Executive Officers in 2008, because the Compensation Committee determined that the existing grants of options to the Named Executive Officers were sufficient to foster and encourage long-term growth in shareholder value.
     Centra’s stock option plan is a vital component of a total compensation program that is designed to recognize, motivate, and encourage Company leaders to sustain a high level of performance, which will ultimately enhance Centra’s long-term success.
Other Long-Term Compensation
     Centra offers a variety of health and welfare programs to all eligible employees. The Executives generally are eligible for the same benefit programs on the same basis as other employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, prescription, dental, and life insurance. Centra provides short-term and long-term disability coverage and basic life insurance to every full time employee, at no cost to the employee.
     Centra offers a qualified 401(k) savings and retirement plan, and additionally offers a 4% matching contribution to each participating employee, including Executives.
2008 Executive Bonus Plan
     On May 8, 2008, the shareholders of Centra approved, and Centra implemented the 2008 Executive Bonus Plan. The Bonus Plan is administered by the Compensation Committee and covers employees of Centra who are considered “Section 16 Officers” for purposes of the Securities Exchange Act of 1934, as amended, whom the Compensation Committee selects for participation. Mr. Leech is currently the only officer eligible for participation in the Plan. The Plan provides for two types of bonuses to be awarded: Short-term incentive bonuses and long-term incentive bonuses.
Employment Agreements and Change of Control
     Centra and the bank have an employment agreement with Douglas J. Leech, Chairman, President and Chief Executive Officer of both Centra and the bank. Mr. Leech’s agreement provides that he will serve as President and Chief Executive Officer of Centra and the bank. The term of the agreement is five years unless extended. On each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month, provided that on any monthly anniversary date either the bank or Mr. Leech may serve notice to the other to fix the term to a definite five-year period. The agreement provides for a base salary of $492,000, which amount may be increased if approved by the bank’s Board of Directors. Under the agreement, Mr. Leech may voluntarily resign and receive 60% of his then current compensation for 5 years, plus certain benefits. The agreement provides for severance payments in the event Mr. Leech is actually or constructively terminated without just cause. The agreement also has a change of control provision whereby Mr. Leech may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the agreement for a period of five years following such voluntary termination. As of May 7, 2009, upon termination, for a change of control, Mr. Leech would receive $1,641,499 per year for five years, plus certain benefits. For other terminations without cause, Mr. Leech or his beneficiary would receive $1,094,333 per year for five years plus certain benefits. The benefits described above for each type of termination compensation include country club dues, annual physical, life insurance premiums, and others with an estimated value of $26,975, plus a gross-up in taxes of $20,308, transfer of his company car, currently valued at $35,300, plus a gross-up of taxes of $26,575 and health insurance for life, plus a gross-up for taxes.
     The change of control provision is designed to secure Mr. Leech’s continued service and dedication in the face of the perception that a change in control could occur, or an actual or threatened change of control occurs.
     Centra and the bank have employment and change of control agreements with Henry M. Kayes Jr., Kevin D. Lemley, E. Richard Hilleary, and S. Todd Eckels, Senior Vice Presidents of Centra Bank. The term of Mr. Kayes’ agreement is two years, and on each monthly anniversary date of the agreement, the change of control provisions of the agreement are automatically extended for one additional month, as long as Mr. Kayes is employed by the bank. Mr. Lemley and Mr. Hilleary terms of agreements are two years. Mr. Eckels terms of agreement is ninety days and shall renew for automatic terms of ninety days each, unless cancelled or modified by the bank. These agreements provide for a base salary of $185,000.00, $123,000.00, $112,750.00, and $149,000.00, respectively, which amounts may be increased if approved by the bank’s Board of Directors. The agreements provide for severance payments of base salary for two years for Messrs Kayes, Lemley, and Hilleary and 90 days for Mr. Eckels in the event these officers are actually or constructively terminated without just cause, whether before or after a change of control. These agreements provide for covenants not to compete for any period covered by payments from Centra and the bank.
Executive Compensation
     The base salary levels for 2008 for Named Executive Officers were as follows: Mr. Leech, President and CEO $480,000 per year; Mr. Kayes, President Martinsburg Region and Chief Operating Officer, $175,000 per year; Mr. Lemley, Vice President, CFO, and Treasurer, $120,000 per year; Mr. Hilleary, Vice President Commercial Lending, $110,000 per year; and Mr. Eckels, Vice President Corporate Lending $149,000 per year.
     President and CEO. Douglas J. Leech is Centra’s President and CEO. Based upon input and analysis of the other senior officers and the Compensation Committee, the total Compensation for Mr. Leech was set at $1,678,761 as shown on the Summary Compensation Table below. Mr. Leech’s 2008 base salary was $480,000. Mr. Leech also received additional annual compensation in the amount of $872,000 also shown on the Summary Compensation Table. This additional compensation covered accomplishments by Mr. Leech in 2007 and 2008 and was comprised of pay for performance bonuses of $500,000 and $300,000 along with a payment due under the 2008 Executive Bonus Plan of $72,000. The pay for performance bonuses were made in recognition of various factors including Centra’s earnings relative to the Keefe Bruyette & Woods Small to Mid Cap earnings projections, Centra’s continued regulatory excellence, the performance of Centra’s stock over 2008 relative to the industry, and Centra’s level of delinquent and nonperforming assets relative to its Peer Group.
     The Compensation Committee meets independently of the Chief Executive Officer to determine total compensation for the Chief Executive Officer. Along with other considerations, the committee utilizes the guidance of Buck Consultants, LLC to assist in determining compensation for the Chief Executive Officer. The committee recognizes that the Chief Executive Officer has overall responsibility for the performance of Centra. Therefore, Centra’s performance has a direct impact upon the Chief Executive Officer’s compensation. The overall compensation levels set for Mr. Leech in 2008 was based on consultation with Buck Consultants along with Centra’s analysis of compensation levels relative to our Peer Group. The peer banks used by Centra include banks with assets from between $1 billion and $3 billion in the United States. Other factors considered include long-range plan goals for earnings, asset quality, capital, liquidity, resource utilization, and the operational performance of Centra. Mr. Leech’s salary was in the upper quartile of the Peer Group, which the Compensation Committee determined was appropriate, given Mr. Leech’s accomplishments, including that Centra is in the 90th percentile of the banks formed in the United States in 2000, in terms of growth, in light of the return on equity of Centra during 2007 and 2008, and the various national and local recognitions of Mr. Leech for his work at Centra. In addition, the benchmarking level of salary was taken into account by the Compensation Committee in determining caps for short-term compensation under the Executive Bonus Plan.
     In 2008, the Compensation Committee selected three factors included in the Executive Bonus Plan for goals set forth in a short term incentive plan that included non performing assets to total loans, earnings per share growth and core deposit gathering. After consultation with Buck Consultants, these factors were assigned a threshold level of achievement and weighted in order to properly align the incentive compensation with the interests of Centra and its shareholders. The short-term bonus for Mr. Leech for 2008 was limited to 75% of his base salary. Based upon these parameters, the Compensation Committee awarded a bonus as described above.
     In 2008, the Compensation Committee selected three factors included in the Executive Bonus Plan for goals set forth in a long term incentive plan that included Centra’s efficiency ratio, earnings per share growth, and return on equity. After consultation with Buck Consultants, these factors were assigned a threshold level of achievement and weighted in order to properly align the incentive compensation with the interests of Centra and its shareholders. The long-term bonus for Mr. Leech under the plan was targeted 50% of his base salary. Any bonus awarded under the long-term incentive would be limited to 100% of Mr. Leech’s base pay and would be payable in 2011.

     Centra and the Compensation Committee believe that Mr. Leech’s salary is well-justified as Mr. Leech was instrumental in providing the direction and guidance needed for Centra’s exceptional performance for the performance period. He plays the lead role in guiding the executive team and the strategic direction of the Company.
     President, Martinsburg Region and COO. Henry M. Kayes, Jr., is Centra’s Chief Operating Officer and President of the Martinsburg Region. Mr. Kayes’ total Compensation for 2008 was $251,796 as shown on the Summary Compensation Table below. Mr. Kayes’ 2008 base salary was $175,000. Mr. Kayes also received an Annual Incentive Bonus of $65,604, and additional annual compensation of $7,416, also shown on the Summary Compensation Table.
     During 2008, the Company continued to grow in Mr. Kayes’ region; but more importantly, under the guidance of Mr. Kayes and other Executives, the Company fulfilled all of its goals in each marketplace. Mr. Kayes also has a vital role in problem credit resolution and has significant responsibility for the leadership of the executive team.
     Vice President, CFO, and Treasurer. Kevin D. Lemley is Centra’s Chief Financial Officer and the Company’s Treasurer. In 2008 his total Compensation was $ 194,258. Mr. Lemley’s base salary was $120,000, as shown on the Summary Compensation Table below. Mr. Lemley received an Annual Incentive Bonus of $45,335, and additional annual compensation in the amount of $11,753.
     Mr. Lemley is responsible for all of the financial planning and management of the bank and of Centra. His knowledge and expertise is critical to the day-to-day functions of the Company, as well as, the continued growth and expansion of the Company. The Compensation Committee believes that Mr. Lemley is well-deserving of his compensation package, due to his vast experience and commitment to Centra.
     Vice President, Commercial Lending. E. Richard Hilleary is the Vice President of Commercial Lending. In 2008 his total compensation was $187,840. Mr. Hilleary received a base salary of $110,000, and an Annual Incentive Bonus of $50,781. He also received $12,419 in additional compensation. All amounts are shown on the Summary Compensation Table below.
     Among other things, Mr. Hilleary is responsible for the condition of the commercial loan portfolio, and chairs the bank’s Loan Committee. His experience has proved to be invaluable in keeping a remarkably low loan delinquency and charge-off rate. Steady loan growth is a crucial factor that has helped Centra’s assets to continually grow.
     Vice President, Corporate Lending S. Todd Eckels is Vice President of Corporate Lending. Mr. Eckels received a base salary of $149,000 in 2008. He also received an Annual Incentive Bonus of $15,000, and additional compensation in the amount of $7,101, bringing his total compensation to $171,101. These amounts are shown on the Summary Compensation Table.
Board Compensation Committee Report on Executive Compensation
     Based upon the Compensation Committee’s discussions with management, the Committee’s review of Compensation Discussion and Analysis (“CD&A”) and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission, and as applicable, in the Company’s Proxy Statement sent to shareholders in connection with the Annual Meeting.
Respectfully Submitted,
Mark R. Nesselroad
Thomas P. Rogers
Bernard G. Westfall
James W. Dailey, II
March 13, 2009
     This Report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this Report by reference. It will not be otherwise filed under such Acts.

EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE
     The following table sets forth for each of the Senior Executives: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2008, 2007 and 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year; (iii) the dollar value of earnings under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings for the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
Name and				Stock	Option	Plan	Compensation	Compensation
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	($)	Total
Position	Year	($)	($) (4)	($)	($)	($)	($)	(1)(2)(3)	($)
Douglas J.	2008	480,000	872,000	—	—	—	283,235	43,526	1,678,761
Leech,	2007	275,000	835,000	—	442,821	—	77,778	44,061	1,674,660
President and	2006	250,000	100,000	—	—	—	72,690	47,269	469,959
Chief Executive Officer

Henry M.	2008	175,000	65,604	—	—	—	3,776	7,416	251,796
Kayes, Jr.	2007	165,000	55,000	—	30,136	—	3,521	10,731	264,388
President,	2006	150,000	50,000	—	—	—	3,283	9,818	213,101
Martinsburg Region

Kevin D.	2008	120,000	45,335	—	—	—	17,170	11,753	194,258
Lemley, Vice	2007	115,000	35,000	—	18,082	—	15,995	11,466	195,543
President, CFO	2006	110,000	35,500	—	—	—	14,681	11,337	171,518
and Treasurer

E Richard	2008	110,000	50,781	—	—	—	14,640	12,419	187,840
Hilleary, Vice	2007	99,000	35,000	—	18,082	—	13,653	11,691	177,426
President,	2006	96,000	25,500	—	—	—	12,732	11,364	145,596
Commercial Lending

S. Todd Eckels,	2008	149,000	15,000	—	—	—	—	7,101	171,101
Senior Vice	2007	142,000	35,000	—	18,082	—	—	7,699	202,781
President —	2006	85,673	30,500		—			680	116,853
Corporate Lending

(1)	Includes life insurance premium payments for insurance provided to Mr. Leech, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of Centra’s Annual Report to Shareholders), and reimbursement for personal use of Bank vehicle.

(2)	Includes Centra’s matching portion of 401(k) contributions.

(3)	Includes group term life insurance coverage in excess of $50,000 for all executive officers, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of financial statements contained in Form 10-K), income reportable in compensation related to Centra’s Supplemental Employee Retirement Plan, and also includes reimbursement for personal use of Bank vehicle.

(4)	A bonus of $500,000 was awarded by the compensation committee in recognition of a number of significant accomplishments during 2008 and was paid in 2008 and was made after consultation with Buck Consultants, LLC, an independent human resources consulting firm engaged by the compensation committee. Additionally, Mr. Leech was paid a bonus of $372,000 in 2009 for his accomplishments during 2008.
Retirement Plans
     Centra offers a 401(k) Plan to qualified employees and maintains various Supplemental Executive Retirement Plans (“SERP”) for key executives, which are summarized in the tables and narratives below:

PENSION BENEFITS TABLE

			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Douglas J. Leech	Executive Supplemental Retirement Plan	Not applicable	4,902,267	None
Henry M. Kayes, Jr.	Executive Salary Continuation Plan	Not applicable	174,887	None
Kevin D. Lemley	Executive Salary Continuation Plan	Not applicable	502,623	None
E. Richard Hilleary	Executive Salary Continuation Plan	Not applicable	579,263	None
S. Todd Eckels	Executive Salary Continuation Plan	Not applicable	—	None
Post Employment Compensation
     The table shown below summarizes the estimated payments to be made under various Supplemental Executive Retirement Plan (“SERP”) Agreements entered into between Centra and Senior Executives. The information shown below is as of the most recent fiscal year ended December 31, 2008. For other payments on termination, see Employment Agreements and Change of Control.
Regulatory Limits on Certain Termination Payments
     Because the Bank is a financial institution, there are limits on termination and indemnification payments that may be made to or for directors, officers, employees and major shareholders. Federal law and the regulations of the FDIC prohibit termination payments if the Bank: (i) is insolvent; (ii) has a receiver or conservator appointed; (iii) is considered to be a “troubled” institution under the FDIC’s regulations; (iv) is assigned an unsatisfactory regulatory rating; or (v) is subject to a proceeding to terminate or suspend deposit insurance.
     Under these conditions, termination or indemnification payments may only be made to directors, officers, or employees if the FDIC consents to the payment. These provisions supersede any agreement to pay termination benefits entered into by Centra or the Bank and any director, officer, employee or major shareholder of Centra.
POTENTIAL SERP PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
     Note that only one of the following items would be due under the plans in the event of a Reason for Termination

	Douglas J.	Henry M.	Kevin D.	E. Richard	S. Todd
Reason for Termination	Leech	Kayes, Jr.	Lemley	Hilleary	Eckels
Voluntary Termination, By Executive – Benefits under SERP (1a)	2,836,770	8,153	38,170	110,692	Not applicable

Involuntary By Company Without Cause – Benefits under SERP (1b)	3,314,722	8,153	38,170	110,692	Not applicable

Change in Control By Company Without Cause – Benefits Under SERP (2)	2,397,204	174,887	502,623	579,263	Not applicable

	Douglas J.	Henry M.	Kevin D.	E. Richard	S. Todd
Reason for Termination	Leech	Kayes, Jr.	Lemley	Hilleary	Eckels
Death: Endorsement Split Dollar Plan Benefit (3)	4,204,179	400,000	400,000	400,000	Not applicable

Death: Benefits under SERP (4)	1,964,004	—	252,667	—	Not applicable

Disability: Benefits under SERP (5)	2,397,204	56,002	137,154	217,153	Not applicable

Retirement: Benefits under SERP (6)	4,902,267	174,887	502,623	579,263	Not applicable
By Company for Cause: Benefits under SERP (7)	2,836,770	—	—	—	Not applicable

(1)	a. Reflects the benefit payable under the SERP upon Voluntary Termination. b. Reflects the benefits payable under the SERP upon Involuntary Termination without cause

(2)	Reflects the benefit payable under the SERP Agreements upon the executive’s termination of employment after a change of control.

(3)	Split dollar.

(4)	Reflects the benefit payable under the SERP Agreements upon the executive’s death.

(5)	Reflects the benefit payable under the SERP Agreements upon the executive’s termination of employment by reason of disability.

(6)	None of our named executive officers were eligible to retire under the SERP Agreements as of December 31, 2008 except Douglas J. Leech.

(7)	Reflects the benefit payable under the SERP Agreements upon the executive’s termination of employment for cause. Benefits under the SERP Agreements are not payable upon a termination for cause, except with respect to Mr. Leech. However, Mr. Leech’s termination benefits may be subject to FDIC prohibition if the bank fails to meet certain standards which are described in “Regulatory Limits on Certain Transaction Payments” above. The Company currently meets those standards. As of December 31, 2008, the bank has accrued $1,526,360 as a liability on its balance sheet for Mr. Leech’s termination payment, which is informally funded by insurance. See Note 14 to the financial statements contained in the Form 10-K.
Description of SERP Benefits for Lemley, Hilleary, and Kayes Effective June 13, 2005 and amended pursuant to IRC Section 409A
     The benefits provided under the SERP Agreements are defined benefit plans. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executives.
     For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 62.
     Benefit Upon Retirement Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive an annual benefit equal to $40,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date.
     Benefit Upon Early Retirement Upon the executive’s retirement from the Company after reaching early retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive a benefit equal to the corresponding benefit in the plan agreement. The benefit is payable in equal monthly installments commencing the first day of the month following his or her retirement date. At December 31, 2008, no participants in this plan met the criteria for early retirement.
     Benefit Upon Termination of Service by the Company without Cause or Voluntary Resignation Upon the executive’s termination by the Company without cause or the executive’s voluntary resignation of service, the Bank will pay the Executive the vested accrued liability balance. In 2008, no benefits were payable.
     Benefit Upon Death Prior to Retirement Upon the executive’s death prior to normal retirement age, no death benefit is payable from the SERP Agreements.
     Benefit Upon Termination of Service by Reason of Disability In the event the executive’s employment is terminated by reason of his or her disability, the executive will receive a benefit equal to the accrued liability balance plus earnings at the Normal Retirement Age. In addition, payments will be made to a Disability Trust and are payable at Normal Retirement Age.

     Termination for Cause If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.
     Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by the Company until he or she reaches age 65.
Description of SERP Benefits for Lemley, Hilleary, and Kayes Effective December 26, 2008
     The benefits provided under the SERP Agreements are defined benefit plans. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executives.
     For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 62.
     Benefit Upon Retirement Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive an annual benefit equal to $60,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date.
     Benefit Upon Early Retirement Upon the executive’s retirement from the Company after reaching early retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive a benefit equal to the corresponding benefit in the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date. At December 31, 2008, no participants in this plan met the criteria for early retirement.
     Benefit Upon Termination of Service by the Company without Cause, Voluntary Resignation, Termination for Disability Upon the executive’s termination by the Company without cause or the executive’s voluntary resignation of service, the Bank will pay the Executive the vested accrued liability balance. In 2008, no benefits were payable.
     Benefit Upon Death Prior to Retirement Upon the executive’s death prior to normal retirement age, the Bank will pay the Executive’s beneficiary the vested accrued liability balance.
     Termination for Cause If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.
     Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by the Company until he or she reaches age 65.
     Limitation of Benefit. No benefit shall be granted to the executive which is greater than 65% of Executive’s average annual pay for the last three years for benefits derived under this plan and any other plans established. However, the plan entered into by the executive and the bank in 2001 is except from this limitation.
Description of SERP Benefits for Kevin Lemley Plan of 1999 and amended in 2001 and amended pursuant to IRC Section 409A
     The benefits provided under the SERP Agreement are a defined benefit plan. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executive.
     For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 55.
     Benefit Upon Retirement Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he will receive an annual benefit equal to $35,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his retirement date.
     Benefit Upon Early Retirement Upon the executive’s retirement from the Company after reaching early retirement age, and provided the executive has remained in the continuous employment of the Company, he will receive a benefit equal to the corresponding benefits according to the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his early retirement date. At December 31, 2008, Mr. Lemley did not meet the criteria for early retirement.
     Benefit Upon Termination of Service by the Company without Cause or Voluntary Resignation Upon the executive’s termination by the Company without cause or the executive’s voluntary resignation of service, the plan will be terminated and no benefits are payable.
     Benefit Upon Death Prior to Retirement Upon the executive’s death prior to normal retirement age, the bank will pay an annual benefit of $35,000 for 120 months the first day of the second month following the death of the executive.

     Benefit Upon Termination of Service by Reason of Disability In the event the executive’s employment is terminated by reason of his disability, no benefit is payable.
     Termination for Cause If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.
     Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” or “Benefit Upon Early Retirement,” as if the executive had been continuously employed by the Company until Normal Retirement age or Early Retirement Age, respectively.
Description of SERP Benefits for Douglas J. Leech’s Plan of April 2000 and amended pursuant to IRC Section 409A
     The benefits provided under the SERP Agreements are informally funded from life insurance carried on the executive that is purchased and owned by the Company. Pursuant to the SERP Agreements, the company established a “pre-retirement account” as a liability reserve account for the benefit of the executive. Each year, Centra adjusts the pre-retirement account by an amount equal to the annual earnings or loss for that plan year.
     For purposes of this description, the “Index Retirement Benefit” is equal to the excess of the annual earnings (if any) determined by the life insurance contract for that year less the after-tax Opportunity Cost for that year.
     For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 60.
     Benefit Upon Retirement Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive a benefit equal to the balance in his pre-retirement account, payable in fifteen equal annual installments commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000
     Benefit Upon Early Retirement Upon the executive’s early retirement from the Company after reaching early retirement age, and provided the executive has remained in the continuous employment of the Company, he will receive a benefit equal to the balance in his pre-retirement account, payable in fifteen equal annual installments, commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000 annually based upon a 15 year pay-out.
     Benefit Upon Termination of Service by the Company with or without Cause or Voluntary Resignation Upon the executive’s termination by the Company with or without cause or the executive’s voluntary resignation of service, subsequent to the executive reaching early retirement age, he will receive a benefit equal the balance in his pre-retirement account. This benefit will be paid in fifteen equal annual installments beginning 30 days subsequent to early retirement age. In addition to these payments, commencing subsequent to age 60 and continuing until his death, the executive will receive an annual benefit equal to the Index Retirement Benefit.
     Benefit Upon Death Prior to Receipt of Full-Balance of Pre-Retirement Account Balance Upon the executive’s death prior to having received the full balance of his pre-retirement account, the unpaid balance will be paid in a lump sum to the executive’s beneficiary. The death benefit will be paid on the first day of the second month following the executive’s death. Additionally, the bank will pay the beneficiary an amount equal to $3,500,000, less any death benefit payments already received.
     Benefit Upon Termination of Service by Reason of Disability In the event the executive’s employment is terminated by reason of his disability, the executive will receive the benefit described above under “Benefit Upon Retirement,” on age 65 or subsequent to the bank’s long term disability policy terminating, whichever occurs first.
     Change of Control Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by the Company until he or she reaches age 65.
Description of SERP Benefits for Douglas J. Leech Plan of 2008
     The benefits provided under the SERP Agreement between Centra and Douglas Leech dated February 23, 2008, are a defined benefit plan. Centra has recorded a liability reflecting its obligation under the Plan for the benefit of the covered executive. For purposes of this Plan description, “normal retirement age,” means age 65.
     Benefit upon Retirement. Upon the executive’s retirement from the company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the company, including time represented by payments after voluntary termination under Mr. Leech’s employment agreement, he will receive a benefit equal to 65% of the average total base salary and bonus earned by him each year over the most recently-completed five calendar years prior to the calculation. The amount of the benefit is offset by 100% of social security and the employer-paid portion of his 401(k) Plan, annuitized over 15 years. The annual benefit will be 12 equal monthly installments, commencing on the first day that is 60 months following separation from service, and the benefits will be paid for a period of 15 years.
     Involuntary Termination Benefit. In the event of involuntary termination, the Bank will pay to Mr. Leech a vested percentage of 1.5 times the greater of his current year compensation, his three-year average compensation or his five-year average compensation.
     Voluntary Termination or Termination for Just Cause. In the event of voluntary termination or termination for just cause, Mr. Leech will receive the vested portion of normal retirement benefits.
     Vesting. Mr. Leech vests in the normal retirement benefit at the rate of 1.667% per month, so that after completing 60 months of continuous service from the effective date, he will be 100% vested in the normal retirement benefit. Vesting credit is given at the same rate during any period of severance under his employment agreement.
     Benefit Upon Death. In the event of death during active service prior to normal retirement age, the death is treated as an involuntary termination and is payable to Mr. Leech’s beneficiary. The amount will be paid in 12 equal monthly installments, commencing on the first day of the month that is 60 months following death, for a period of 15 years. In the event Mr. Leech would die subsequent to voluntary or involuntary termination, or following termination for just cause, the Bank would pay his beneficiary the vested portion of his benefits, reduced by the number of payments already received by him prior to death, until a total of 180 equal monthly installments have been completed. In the event of Mr. Leech’s death after normal retirement age, the Bank would continue to pay his beneficiary the benefits under the Agreement, reduced by the number of payments already received prior to death, until a cumulative total of 180 equal monthly installments have been completed.
GRANTS OF PLAN-BASED AWARDS
Centra did not grant any stock options or stock awards to the named executive officers during 2008.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
	Number
	of
	Securities		Equity Incentive Plan
	Underlying	Number of Securities	Awards: Number of
	Unexercised	Underlying	Securities Underlying
	Options	Unexercised Options	Unexercised	Option Exercise	Option
	(#)	(#)	Unearned Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
Douglas J. Leech	40,263	—	—	6.21	4-30-2010
	6,039	—	—	7.76	01-09-2011
	13,287	—	—	7.76	11-01-2011
	6,442	—	—	9.63	05-14-2013
	72,568	10,391	—	9.62	02-27-2015
	121,000	—	—	13.61	03-14-2017
	1,210	—	—	16.52	11-19-2017

Henry M. Kayes, Jr.	16,105	—	—	7.76	01-09-2011
	16,105	—	—	7.76	11-21-2011
	16,105	—	—	9.63	12-11-2013
	13,177	4,392	—	9.62	2-27-2015
	2,268	6,807	—	13.61	04-15-2017

S. Todd Eckels	6,654	6,656	—	13.52	07-02-2016
	1,361	4,084	—	13.61	04-15-2017

Kevin D. Lemley	16,105	—	—	6.21	04-30-2010
	9,663	—	—	6.83	01-02-2011
	9,663	—	—	7.76	11-21-2011
	16,105	—	—	9.63	12-11-2013
	7,687	2,562	—	9.62	02-27-2015
	1,361	4,084	—	13.61	04-15-2017

E. Richard Hilleary	16,105	—	—	7.76	11-21-2011
	16,105	—	—	9.63	12-11-2013
	7,687	2,562	—	9.62	02-27-2015
	1,361	4,084	—	13.61	04-15-2017

     Mr. Leech was granted 40,263 shares of stock options on May 1, 2000. Those shares vested as of May 1, 2000. Mr. Leech was granted 6,039 shares on January 10, 2001. Those shares vested as follows: January 10, 2002 – 2,013 shares; January 10, 2003 – 2,013 shares; and January 10, 2004 – 2,013 shares. Mr. Leech was granted 13,287 shares of stock options on November 2, 2001. Those shares vested as follows: November 2, 2002 – 4,003 shares; November 2, 2003 – 4,001 shares; November 2, 2004 – 4,001 shares; and November 2, 2005 – 1,282 shares. Mr. Leech was granted 6,442 shares of stock options on May 15, 2003 and those shares vested on May 15, 2003. Mr. Leech was granted 82,959 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2005 – 72,568 shares; and February 28, 2009 –10,391 shares. Mr. Leech was granted 121,000 shares of stock options on March 15, 2007. Those shares vested as of December 31, 2007. Mr. Leech was granted 1,210 shares of stock options on November 20, 2007. Those shares vested as of November 20, 2007.
     Mr. Kayes was granted 16,105 shares of stock options on January 10, 2001. Those shares vested as follows: January 10, 2002 – 4,026 shares; January 10, 2003 – 4,026 shares; January 10, 2004 – 4,026 shares; and January 10, 2005 – 4,027 shares. Mr. Kayes was granted 16,105 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 – 4,026 shares; November 22, 2003 – 4,026 shares; November 22, 2004 — 4,026 shares; and November 22, 2005 – 4,027 shares. Mr. Kayes was granted 16,105 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 – 4,026 shares; December 12, 2005 – 4,026 shares; December 12, 2006 – 4,026 shares; and December 12, 2007 – 4,027 shares. Mr. Kayes was granted 17,569 shares of stock options on February 28, 2005. Those shares vested or vest as follows: February 28, 2006 – 4,392 shares; February 28, 2007 – 4,392 shares; February 28, 2008 – 4,392 shares; and February 28, 2009 – 4,393 shares. Mr. Kayes was granted 9,075 shares of stock options on April 16, 2007. Those shares vested or vest as follows: April 15, 2008 – 2,269 shares; April 15, 2009 – 2,269 shares; April 15, 2010 – 2,269 shares; and April 15, 2011 – 2,268 shares.
     Mr. Eckels was granted 13,310 shares of stock options on July 3, 2006. Those shares vested or will vest as follows: July 3, 2007 – 3,328 shares; July 3, 2008 – 3,328 shares; July 3, 2009 – 3,328 shares; and July 3, 2010 – 3,326 shares. Mr. Eckels was granted 5,445 shares of stock options on April 16, 2007. Those options vested or will vest as follows: April 16, 2008 – 1,361 shares; April 16, 2009 – 1,361 shares; April 16, 2010 – 1,361 shares; and April 16, 2011 – 1,362 shares.
     Mr. Lemley was granted 16,105 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2001 – 4,026 shares; May 1, 2001 – 4,026 shares; May 1, 2002 – 4,026 shares and; May 1, 2003 – 4,027 shares Mr. Lemley was granted 9,663 shares of stock options on January 3, 2001. Those shares vested as follows: January 3, 2002 – 2,416 shares; January 3, 2003 – 2,416 shares; January 3, 2004 – 2,416 shares; and January 3, 2005 – 2,415 shares. Mr. Lemley was granted 9,663 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 – 2,416 shares; November 22, 2003 – 2,416 shares; November 22, 2004 – 2,416 shares; and November 22, 2005 – 2,415 shares. Mr. Lemley was granted 16,105 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 – 4,026 shares; December 12, 2005 – 4,026 shares; December 12, 2006 – 4,026 shares; and December 12, 2007 – 4,027 shares. Mr. Lemley was granted 10,249 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 – 2,562 shares; February 28, 2007 – 2,562 shares; February 28, 2008 – 2,562 shares; and February 28, 2009 – 2,563 shares. Mr. Lemley was granted 5,445 shares of stock options on April 16, 2007. Those options vested or will vest as follows: April 15, 2008 – 1,361 shares; April 15, 2009 – 1,361 shares; April 15, 2010 – 1,361 shares; and April 15, 2011 – 1,362 shares.
     Mr. Hilleary was granted 16,105 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 – 4,026 shares; November 22, 2003 – 4,026 shares; November 22, 2004 – 4,026 shares; and November 22, 2005 – 4,027 shares. Mr. Hilleary was granted 16,105 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 – 4,026 shares; December 12, 2005 – 4,026 shares; December 12, 2006 – 4,026 shares; and December 12, 2007 – 4,027 shares. Mr. Hilleary was granted 10,249 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 – 2,562 shares; February 28, 2007 – 2,562 shares; February 28, 2008 – 2,562 shares; and February 28, 2009 – 2,563 shares. Mr. Hilleary was granted 5,445 shares of stock options on April 16, 2007. Those options vested or will vest as follows: April 15, 2008 – 1,361 shares; April 15, 2009 – 1,361 shares; April 15, 2010 – 1,361 shares; and April 15, 2011 – 1,362 shares.

DIRECTOR COMPENSATION
     The following table represents director compensation for 2008.

					Change in
					Pension
					Value and
	Fees Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
C. Christopher Cluss	5,600	—	—	—	—	—	5,600
James W. Dailey, II	6,400	—	—	—	557	—	6,957
Arthur Gabriel	4,700	—	—	—	502	—	5,202
Douglas J. Leech	5,850	—	—	—	—	—	5,850
Robert A. McMillan	5,600	—	—	—	—	—	5,600
Michael A. Murray	5,600	—	—	—	117	—	5,717
Mark R. Nesselroad	9,350	—	—	—	—	—	9,350
Parry G. Petroplus	5,800	—	—	—	—	—	5,800
Milan Puskar	5,600	—	—	—	—	—	5,600
Paul T. Swanson	6,375	—	—	—	664	—	7,039
Bernard G. Westfall	10,900	—	—	—	—	—	10,900
Ownership of Securities by Directors and Executive Officers
     The following table sets forth the number of shares of Centra’s common stock that directors and executive officers own as of January 31, 2009. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. One shareholder is known to Centra to be the beneficial owner of more than 5% of the outstanding common stock of Centra as of January 31, 2009.

		Shares of
	Shares of Common	Common Stock	Amount of
	Stock Beneficially	Subject to Right	Beneficial	Percent of
Name	Owned (1)	to Acquire (2)	Ownership	Ownership

James W. Dailey II	51,425	14,385	65,810	0.82
C. Christopher Cluss	30,035	1,210	31,245	0.39
Arthur Gabriel	11,986	9,228	21,214	0.26
Douglas J. Leech	135,123	271,200	406,323	5.04
Robert A. McMillan	112,868	14,385	127,253	1.58
Michael A. Murray	43,560	—	43,560	0.54
Mark R. Nesselroad	119,010	9,445	128,455	1.59
Parry G. Petroplus	26,785	9,433	36,218	0.45
Milan Puskar	213,968	9,203	223,171	2.77
Paul T. Swanson	95,480	9,553	105,033	1.30
Bernard G. Westfall	39,603	9,203	48,806	0.61
Henry M. Kayes, Jr.	10,430	68,153	78,583	0.98
Kevin D. Lemley	58,274	63,147	121,421	1.51
E. Richard Hilleary	61,436	43,821	105,257	1.31
Karla J. Strosnider	866	43,821	44,687	0.55
Timothy P. Saab	33,733	64,758	98,491	1.22
John T. Fahey	29,561	30,937	60,498	0.75

All directors and executive officers as a group (seventeen persons)	1,074,143	671,882	1,746,025	21.67

1)	Beneficial ownership is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and includes shares held by immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

2)	Includes options to acquire shares of Centra that are or become exercisable within sixty days of January 31, 2009.

3)	None of the officers or directors listed above have pledged Centra stock as collateral for any loans at Centra.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Centra’s officers, directors and persons who own more than 10% of a registered class of Centra’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish Centra with copies of all Section 16(a) forms they file.
     Based solely upon the review of copies of such reports furnished to Centra through the date hereof, or written representations that no reports were required, Centra believes that during the fiscal year ended December 31, 2008, all filing requirements applicable to its executive officers and directors were met.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)
     The Board of Directors has selected the firm of Ernst & Young LLP to serve as the independent registered public accounting firm for Centra for 2009. Although the selection of an independent registered public accounting firm does not require stockholder ratification, the Board of Directors has submitted the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will consider the appointment of other independent registered public accounting firms.
     Ernst & Young LLP advised Centra that no member of that accounting firm has any direct or indirect material interest in Centra, or its subsidiary. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and respond to appropriate questions. The proxies will vote your proxy “FOR” the ratification of the selection of Ernst & Young LLP unless otherwise directed.
     The audit committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

     The following fees were paid by Centra and the Bank to Ernst & Young LLP:

	2008	2007
Audit Fees	$294,310	$254,850
Audit-Related Fees	23,350	23,800
Tax Fees	28,550	19,050
     Fees for audit services include fees associated with Centra’s annual audit, the reviews of Centra’s quarterly reports on Form 10-Q, and the reviews of other regulatory filings. Audit-related fees include fees associated with the audit of Centra’s 401(k) plan, while tax fees include tax compliance services.
     The audit committee has considered whether Ernst & Young LLP has maintained its independence during the fiscal year ended December 31, 2008. The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to Centra by the independent accountants; provided, however, that the audit committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to Centra. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions provided under federal securities law. All of the services described above for which Ernst & Young LLP billed Centra for the fiscal year ended December 31, 2008, were pre-approved by Centra’s audit committee. For the fiscal year ended December 31, 2008, Centra’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to Centra by Ernst & Young LLP.

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
     You will find more information about Centra in our 2008 Annual Report to Stockholders and in the public documents we file with the Securities and Exchange Commission.
OTHER INFORMATION
     If any of the nominees for election as directors is unable to serve due to death or other unexpected occurrence, your proxies will be voted for a substitute nominee or nominees designated by the Board of Centra, or the Board of Directors may adopt a resolution to reduce the number of directors to be elected. The Board of Directors is unaware of any other matters to be considered at the annual meeting. If any other matters properly come before the meeting, persons named in the accompanying proxy will vote your shares in accordance with the direction of the Board of Directors.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Bernard G. Westfall, care of the Corporate Secretary, Centra Financial Holdings, Inc., 990 Elmer Prince Drive, Morgantown, West Virginia, 26505.) Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.
POLICY ON DIRECTOR ATTENDANCE OF STOCKHOLDER MEETINGS
     In order to fulfill their primary responsibilities, directors of Centra are expected to attend the annual meeting of shareholders and all Board meetings and all meetings on committees on which they serve. All of the directors of Centra attended the 2008 annual meeting of shareholders except Mark R. Nesselroad and Milan Puskar.
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
     Any stockholder who wishes to have a proposal placed before the next annual meeting of stockholders and included in our proxy pursuant to Securities Exchange Act Rule 14a-8 must submit the proposal to Timothy P. Saab, secretary of Centra, at 990 Elmer Prince Drive, Morgantown, West Virginia, 26505, no later than January 1, 2010, to have it considered for inclusion in the proxy statement of the annual meeting of 2010.
Douglas J. Leech
President and Chief Executive Officer
Morgantown, West Virginia
May 1, 2009
Directions to our 2009 Meeting Location:
Centra Bank, Inc.
Operations and Training Center
3040 University Avenue
Suite 250
Morgantown, West Virginia 26505
Available at www.cfpproxy.com/6568/.

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS, JUNE 25, 2009
     Timothy P. Saab and Kevin D. Lemley, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote stock of the undersigned in Centra Financial Holdings, Inc., at the Annual Meeting of Stockholders to be held June 25, 2009, and any adjournment thereof.
     Unless otherwise specified on this proxy, the shares represented by this proxy will be voted “FOR” the propositions listed on the reverse side and described more fully in the proxy statement of Centra Financial Holdings, Inc., distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting for the election of directors is requested, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this proxy shall be voted in accordance with recommendations of the board of directors.
PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

CENTRA FINANCIAL HOLDINGS, INC.
PLEASE MARK YOUR VOTE IN BOX
USING DARK INK ONLY.
The board of directors recommends a vote “FOR” the listed propositions.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*

(Except Nominee(s) Written Below)

1.	Election of directors for the terms specified in the proxy statement:	☐	☐	☐

James W. Dailey II
Douglas J. Leech
Mark R. Nesselroad

* (Except Nominee(s) written above.)

2.	Ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2009:	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournments thereof:	☐	☐	☐

		Dated:		, 2009

Signature(s)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.